SECOND AMENDMENT TO THE RUBY TUESDAY, INC.

EXECUTIVE SUPPLEMENTAL PENSION PLAN

(AMENDED AND RESTATED AS OF JANUARY 1, 2007)

THIS SECOND AMENDMENT is made as of this 31st day of December, 2008, by RUBY TUESDAY, INC. (the “Primary Sponsor”), a corporation organized and existing under the laws of the State of Georgia.

W I T N E S S E T H:

WHEREAS, the Primary Sponsor maintains the Ruby Tuesday, Inc. Executive Supplemental Pension Plan (the “Plan”), which was established by indenture effective as of June 1, 1983, and which was last amended and restated by indenture effective as of January 1, 2007.

WHEREAS, the Primary Sponsor desires to amend the Plan to provide the Plan administrator with the discretion to adjust a participant’s Continuous Service (as defined in the Plan) under the limited circumstances set forth herein.

WHEREAS, the amendment effected hereby have been approved by the Board of Directors of the Primary Sponsor.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2007, by deleting Section 2(y) in its entirety and by substituting therefor the following:

“(y) ‘Separation from Service’ means the termination of the service relationship between a Participant and the Plan Sponsor (and its affiliates) if the termination constitutes a ‘separation from service’ under Code Section 409A. Notwithstanding the foregoing, the service relationship between a Participant and the Plan Sponsor is considered to remain intact while the Participant is on military leave, sick leave or other bona fide leave of absence if there is a reasonable expectation that the Participant will return to perform services for the Plan Sponsor and the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to return to service with the Plan Sponsor under applicable law or contract. Whether the Participant has terminated the Participant’s service relationship with the Plan Sponsor will be determined by the Plan Sponsor based on whether it is reasonably anticipated by the Plan Sponsor and the Participant that the Participant will permanently cease providing services to the Plan Sponsor (and its affiliates) or that the services to be performed by the Participant will permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed by the Participant over the immediately preceding 36-month period or such shorter period during which the Participant was performing services for the Plan Sponsor (and its affiliates). If a leave of absence occurs during such 36-month or shorter period which is not considered a Separation from Service, unpaid leaves of absence shall be disregarded and the level of services provided during any paid leave of absence shall be presumed to be the level of services required to receive the compensation paid with respect to such leave of absence.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Second Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused this Second Amendment to be executed as of the day and year first above written.

RUBY TUESDAY, INC.

By:	/s/ Samuel E. Beall, III

Title:	Chairman, CEO and President

ATTEST:

By:	/s/ Scarlett May

Title:	VP, General Counsel and Secretary

[CORPORATE SEAL]

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